Exhibit 99.3

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF ARTILIUM

(in Euros, except per share information)

The following tables set forth certain selected consolidated financial data of Artilium as of and for the fiscal years ended June 30, 2017 and 2016 and certain selected consolidated financial data of Artilium as of and for the nine-month periods ended March 31, 2018 and 2017. The information for the fiscal years ended June 30, 2017 and 2016 was derived from Artilium’s consolidated financial statements which were prepared in accordance with IFRS, as adopted by the European Union and IFRS as issued by the International Accounting Standards Board (“IASB”). The information as of the nine-month periods ended March 31, 2018 and 2017 was derived from Artilium’s consolidated financial statements. These financial statements have been prepared on a basis consistent with the consolidated financial statements of Artilium. The operating results for the nine months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the full fiscal year. The information set forth below is a summary that should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Artilium” and the historical consolidated financial statements and related notes included in this proxy statement. Historical results are not necessarily indicative of the results to be expected in the future.

	For the Nine Months Ended March 31		For the Fiscal Year Ended June 30
	2018	2017	2017	2016
Statement of Operations Data

	31 March	31 March	30 June	30 June
	2018	2017	2017	2016
	€’000	€’000	€’000	€’000
Continuing Operations
Revenue	10,675	8,103	10,452	9,622
Cost of sales	(3,908)	(2,025)	(2,716)	(2,599)
Gross profit	6,767	6,078	7,737	7,023
Depreciation and amortization	(1,251)	(1,324)	(1,768)	(1,411)
Administrative expenses before redundancy costs	(6,333)	(5,859)	(7,413)	(6,835)
Redundancy costs	(131)	(287)	(227)	(294)
Operating loss	(948)	(1,392)	(1,671)	(1,517)
Finance costs	(87)	(352)	(324)	(200)
Loss before tax	(1,035)	(1,744)	(1,995)	(1,717)
Tax credit	169	170	235	191
Loss for the period from continuing operations attributable to owners of the Company	(866)	(1,574)	(1,760)	(1,526)

	As of March 31 €000		As of June 30 €000
	2018	2017	2017	2016
Balance Sheet Data
Cash and cash equivalents	2,220	3,531	2,863	422
Total assets	36,066	28,891	27,853	26,359
Total long-term liabilities	3,980	5,842	1,255	2,064
Total equity	26,465	17,246	17,404	18,085

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